Exhibit 3.1.9


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             HEADWATERS INCORPORATED



         Headwaters Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Headwaters Incorporated. Headwaters Incorporated was originally incorporated under the name of Covol Technologies, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 8, 1995.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and as duly adopted thereunder, this Restated Certificate of Incorporation amends and restates provisions of the Certificate of Incorporation of this corporation.

         3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

                                    ARTICLE I

         The name of the corporation is Headwaters Incorporated (hereinafter called the "Corporation").

                                   ARTICLE II

         The address of the principal office and the mailing address of the Corporation is 11778 South Election Road, Suite 210, Draper, UT 84020.

                                   ARTICLE III

         The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle and the name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE IV

         The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                    ARTICLE V

         A. The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

           Number of Shares             Par Value               Class of
               Authorized               Per Share                 Stock
               ----------               ---------                 -----
              50,000,000                  $.001                  Common
              10,000,000                  $.001                 Preferred

         B. The Board of Directors of the Corporation is authorized, from time to time, to establish series of unissued shares of Preferred stock, to designate each series, and to issue shares of any series then or previously designated; and to fix and determine separately for each series any one or more of the following relative rights and preferences:

                  (a) The rate of dividend payable with respect to shares of each series and the dates, terms and other conditions on which such dividends shall be payable;

                  (b) The nature of the dividend payable with respect to shares of such series as cumulative, non-cumulative or partially cumulative;

                  (c) The price at and the terms and conditions on which shares may be redeemed (if applicable);

                  (d) The amount payable to holders of such series in the event of involuntary liquidation of the Corporation;

                  (e) The amount payable to holders of such series in the event of voluntary liquidation of the Corporation;

                  (f) The sinking fund provisions (if any) for the redemption or purchase of shares;

                  (g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

                  (h) The voting rights (if any); and

                  (i) The repurchase obligations of the Corporation with respect to the shares of each series (if any).

         C. The Board of Directors may increase or decrease the number of authorized shares within each series, whether or not any shares of the series are outstanding; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The approval of existing Preferred stock or Common stock stockholders shall not be required.

         D. Dividends on the Preferred stock when and if declared by the Board of Directors out of any funds legally available therefor may be cumulative or

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

non-cumulative, as determined by the Board of Directors. The Preferred stock as a class shall have a preference over the Common stock as a class as to the payment of such dividends. The relative preference between series of Preferred stock as to the payment of such dividends may be fixed and determined by the Board of Directors.

         E. In the event of voluntary or involuntary liquidation of the Corporation, the Preferred stock shall have a preference in the assets of the Corporation over the Common stock, as fixed and determined by the Board of Directors. The relative preference between series of Preferred stock may be fixed and determined by its Board of Directors.

                                   ARTICLE VI

         The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the bylaws of the Corporation.

                                   ARTICLE VII

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law
(iii) under ss. 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

                                  ARTICLE VIII

         This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.

                                   ARTICLE IX

         The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

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

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation and its authorized officer, has signed the Restated Certificate of Incorporation this 14th day of August, 2001.



                                      HEADWATERS INCORPORATED


                                       /s/ Kirk A. Benson
                                     ------------------------------------------
                                      Kirk A. Benson, Chief Executive Officer


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